EXHIBIT 99.1
News Release

Contacts:
Media - Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors - Douglas O. Mitterholzer, General Manager, Investor Relations (513) 425-5215

UAW Members Ratify Labor Agreement for Coshocton Works

West Chester, OH, March 23, 2016-AK Steel (NYSE: AKS) said today that members of the United Auto Workers (UAW), Local 3462, have ratified a new three and a half year labor agreement covering about 333 hourly production and maintenance employees at the company’s Coshocton (OH) Works. AK Steel said that UAW officials notified the company that the new contract was ratified in voting held on March 22, 2016 in Coshocton.
“We are pleased to have reached a new labor agreement at our Coshocton Works ahead of the expiration date,” said Roger K. Newport, Chief Executive Officer of AK Steel. “The new agreement provides a competitive labor contract that advances the interests of our employees and the company.”
The new agreement will be in effect until September 30, 2019.
AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,500 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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